Exhibit 4.4

METROPCS WIRELESS, INC.

METROPCS COMMUNICATIONS, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

6.625% SENIOR NOTES DUE 2023

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 19, 2013

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

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APPENDICES

Appendix A	PROVISIONS RELATING TO INITIAL NOTES AND EXCHANGE NOTES

EXHIBITS

Exhibit A	FORM OF INITIAL 6.625% NOTE
Exhibit B	FORM OF NOTATION OF GUARANTEE
Exhibit C	FORM OF SUPPLEMENTAL INDENTURE

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SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of March 19, 2013, among MetroPCS Wireless, Inc., a Delaware corporation, MetroPCS, Inc., a Delaware corporation, MetroPCS Communications, Inc., a Delaware corporation, the Subsidiary Guarantors party hereto from time to time and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered an Indenture, dated as of March 19, 2013 (the “Base Indenture”), between the Company (as hereinafter defined), HoldCo, Parent, the Subsidiary Guarantors, and the Trustee, providing for the issuance from time to time of one or more series of the Company’s notes; and

WHEREAS, Section 2.02 of the Base Indenture permits the forms and terms of the notes of any series as permitted in Sections 2.01 and 2.02 of the Base Indenture to be established in a supplemental indenture to the Base Indenture;

WHEREAS, the Company has requested the Trustee to join with it and the Guarantors in the execution of this Second Supplemental Indenture in order to supplement the Base Indenture by, among other things, establishing the forms and certain terms of a series of Notes to be known as the Company’s 6.625% Senior Notes due 2023 and adding certain provisions thereto for the benefit of the Holders of the Notes;

WHEREAS, the Company has furnished the Trustee with a duly authorized and executed Company Order dated March 19, 2013 authorizing the execution of this Second Supplemental Indenture and the issuance of the Notes;

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid, binding and enforceable agreement of the Company, the Guarantors and the Trustee and a valid supplement to the Base Indenture have been done; and

NOW THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as hereinafter defined) of the Notes:

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

The Base Indenture as amended and supplemented by this Second Supplemental Indenture is collectively referred to as the “Indenture.” All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture. If a capitalized term is defined both in the Base Indenture and this Second Supplemental Indenture, the definition in this Second Supplemental Indenture shall apply to the Notes (and any Note Guarantee in respect thereof); provided, that upon consummation of the Merger, the definitions of such terms in this Second Supplemental Indenture (other than of the terms “Additional Notes”, “Exchange Notes”, “Global Note”, “Indenture”, “Issue Date”, “Note”, “Note Guarantee”, “Registered Exchange Offer”, and “Registration Rights Agreement”) shall cease to apply and the definitions in the Base Indenture shall apply instead.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 hereof and/or Section 5.01 of the Base Indenture and not by the provisions of Section 4.10 hereof; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $25.0 million;

(2) a sale, lease, conveyance or other disposition of assets or Equity Interests between or among the Company and/or its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the sale, lease, sublease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(5) the sale, conveyance or other disposition of cash or Cash Equivalents;

(6) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the Indenture;

(7) a Restricted Payment that does not violate Section 4.07 hereof;

(8) arms-length sales, leases or subleases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(9) licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business; or

(10) a Permitted Investment.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the ultimate Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(4) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Company or Parent cease to be composed of individuals (i) who were members of that Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii) whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, or (iv) in the case of the Company, whose election or nomination to that Board of Directors or equivalent governing body was approved by Parent;

provided, that the Transactions and other transactions pursuant to the Business Combination Agreement (including the changes to the Beneficial Ownership of the Voting Stock of Parent contemplated therein) shall not be a Change of Control.

“Company” means MetroPCS Wireless, Inc.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of any prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(5) any after-tax extraordinary, nonrecurring (to include customary fees and expenses related to the incurrence of Indebtedness or the issuance of any Capital Stock) or unusual gains or losses, or income or expenses or charges, provided that with respect to each item of gain, loss, income, expense or charge, the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such gain, loss, income, expense or charge and stating that such item of gain, loss, income, expense or charge is after-tax extraordinary, nonrecurring or unusual; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4) the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP. Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles or the application thereof after the Issue Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded, to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(5) any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees will be excluded.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement and the $3.5B Notes) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith, in the case of amounts under $10.0 million, by a financial officer of the Company, in the case of amounts over $10.0 million but equal to or less than $50.0 million, by the Board of Directors of the Company unless otherwise provided in the Indenture and, in the case of amounts over $50.0 million, by the Board of Directors of Parent, evidenced by an Officers’ Certificate or resolution of such Board of Directors, as applicable.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (or any successor organization that performs similar functions) and statements and pronouncements of the Financial Accounting Standards Board (or any successor organization that performs similar functions) or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. Notwithstanding the foregoing, at any time, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

“Global Note” or “Global Notes” means a Note or Notes, as the case may be, in the form established pursuant to Article II of the Base Indenture and issued or issuable in the global form of Exhibit A hereto, evidencing all or part of a Series of Notes, issued to the Depositary for such Series or its nominee, and registered in the name of such Depositary or nominee.

“HoldCo” means MetroPCS, Inc.

“Indebtedness” means, with respect to any specified Person, without duplication, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Issue Date be deemed to be an incurrence of Indebtedness for any purpose under the Indenture. The amount of any Indebtedness shall be determined in accordance with Section 4.09 hereof.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07 hereof as of the date the acquisition of the acquired Person is consummated. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the effective date of this Second Supplemental Indenture.

“Mandatory Redemption Event” means the first to occur of either (a) the termination of the Business Combination Agreement or (b) 11:59 p.m. New York City time on January 17, 2014, in each case, if the Merger has not been consummated prior to such time.

“Net Equity Proceeds” means the net cash proceeds received by the Company since November 3, 2006 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock).

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with:

(a) any Asset Sale;

(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries; or

(c) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any items deemed to be cash pursuant to Section 4.10(2)(A) hereof), net of all costs relating to such Asset Sale, including (a) legal, accounting and investment banking fees, finder’s fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and (d) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Note” or “Notes” means the Initial Notes, the Exchange Notes and any Additional Notes issued under the Indenture.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture in connection with the Notes and the Notes, executed pursuant to the provisions of the Indenture.

“Permitted Investments” means:

(1) any Investment in the Company or in any Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or Equity Interests of Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $8.0 million at any one time outstanding;

(9) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the $3.5B Notes, (ii) any of the Company’s 7 7/8% Senior Notes due 2018 issued pursuant to that certain Indenture, dated as of September 21, 2010, among the Company, the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as amended and supplemented by that certain Second Supplemental Indenture, dated as of September 21, 2010, among the Company, the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Third Supplemental Indenture, dated as of December 23, 2010, among the Company, the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as amended and restated by that certain Fifth Supplemental Indenture, dated as of December 14, 2012, among the Company, the guarantors named therein and Wells Fargo Bank, N.A., as trustee, (iii) any of the Company’s 6 5/8% Senior Notes due 2020 issued pursuant to the 6 5/8% Senior Notes Indenture, or (iv) any other Indebtedness that is pari passu with the Notes;

(10) advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of the Company or any of its Restricted Subsidiaries;

(11) Investments existing on the Issue Date;

(12) (a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of the Company (excluding any Person that is an Affiliate of the Company solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests of such Person), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed 15.0% of the Company’s Total Assets on the date of such Investment;

(13) Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the Issue Date that are at that time outstanding, not to exceed $250.0 million;

(14) deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

“Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under Credit Facilities and/or securing Hedging Obligations related thereto permitted by Section 4.09(b)(1), (8) and (20) hereof, provided that any secured Permitted Refinancing Indebtedness incurred in respect of Indebtedness or other Obligations previously secured pursuant to this clause (1) will be treated as Indebtedness secured pursuant to this clause (1) in making any determination as to whether additional Indebtedness or other Obligations may be secured pursuant to this clause (1);

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5) (a) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (b) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(12) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(13) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14) (a) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (b) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (c) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(15) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(16) Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as trustee;

(17) Liens on cash or Cash Equivalents securing (a) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (b) letters of credit required to be issued for the benefit of any Person that controls a Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Permitted Joint Venture Investment;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto);

(19) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;

(20) Liens on cash or Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;

(21) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(22) Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(23) Liens securing Hedging Obligations;

(24) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(27) Liens securing any arrangement for treasury, depositary or cash management services provided to the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens with respect to obligations that do not exceed at any time the greater of (x) $100.0 million and (y) 1.0% of the Company’s Total Assets at such time; and

(29) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to Parent (directly or through HoldCo) to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent when due; and

(2) for so long as the Company is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent (directly or through HoldCo) in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries, any Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of the Company or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1) the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of accrued interest and premium, if any paid in connection therewith), and

(2) if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing;

in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of Section 4.09 hereof; provided, that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced;

(2) if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is contractually subordinated in right of payment to the Notes, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to, the Notes, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing; and

(3) such Indebtedness or Disqualified Stock is incurred or issued by the Company or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced, or a Restricted Subsidiary of such obligor or issuer.

“Principals” means any direct or indirect Beneficial Owner of any Equity Interests of the Company or any of its Subsidiaries on November 3, 2006.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Special Mandatory Redemption Date” means the last Business Day that is on or before the fifth (5th) day after the Mandatory Redemption Event.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1) except as permitted by Section 4.11, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(2) such Subsidiary does not hold any Liens on any property of Parent, the Company or any of its Restricted Subsidiaries; and

(3) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Notes”	2.03
“Agent Members”	Appendix A
“Applicable Procedures”	Appendix A
“Asset Sale Offer”	4.10
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Definitive Note”	Appendix A
“Depositary”	Appendix A
“Distribution Compliance Period”	Appendix A
“Event of Default”	5.01
“Excess Proceeds”	4.10
“Exchange Notes”	Appendix A

“Global Notes”	Appendix A
“incur”	4.09
“Initial Purchasers”	Appendix A
“Initial Notes”	Appendix A
“Notes Custodian”	Appendix A
“Permitted Debt”	4.07
“QIB”	Appendix A
“Registered Exchange Offer”	Appendix A
“Registration Rights Agreement”	Appendix A
“Regulation S”	Appendix A
“Regulation S Global Note”	Appendix A
“Restricted Payment”	4.07
“Rule 144A”	Appendix A
“Rule 144A Notes”	Appendix A
“Rule 144A Global Note”	Appendix A
“Securities Act”	Appendix A
“Shelf Registration Statement”	Appendix A
“Special Mandatory Redemption Price”	3.02
“Transfer Restricted Notes”	Appendix A

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) “including” means “including, without limitation”;

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(9) it is intended that references in the Base Indenture to provisions of the Base Indenture that are superseded by corresponding provisions in this Second Supplemental Indenture shall, while such supersession is continuing, and solely for purposes of the Base Indenture as it relates to the Notes, be deemed to refer to the corresponding provision in this Second Supplemental Indenture; as such:

(i) the word “hereof” in each of the following references shall be interpreted as referring to such provision of the Second Supplemental Indenture for so long as such provision supersedes the corresponding provision in the Base Indenture, and to such provision of the Base Indenture thereafter:

(A) the reference in Section 2.09 of the Base Indenture to “Section 4.01 hereof”;

(B) the reference in Section 3.04 of the Base Indenture to “Section 4.15 hereof”;

(C) the reference in Section 3.05 of the Base Indenture to “Section 4.01 hereof”;

(D) each reference in Section 3.07 of the Base Indenture to “Section 4.10 hereof”;

(E) the reference in Section 5.01 of the Base Indenture to “Section 4.09(a) hereof”;

(F) the reference in Section 8.02 of the Base Indenture to “Section 4.02 hereof”;

(G) the references in Section 8.03 of the Base Indenture to “Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 4.18 hereof”;

(H) the reference in Sections 9.02(2) and (7) of the Base Indenture to “Sections 3.07, 4.10 and 4.15 hereof” (only with respect to Sections 4.10 and 4.15);

(I) the reference in Section 10.04(a)(1) of the Base Indenture to “Section 4.10 hereof”;

(J) the reference in Section 10.04(a)(2) of the Base Indenture to “Section 4.07 or Section 4.10 hereof”;

(K) the reference in Section 10.04(a)(3) of the Base Indenture to “Section 4.17 hereof”;

(L) the reference in Section 10.04(a)(7) of the Base Indenture to “Section 4.17 hereof”;

(M) the reference in Section 10.05(2)(B) of the Base Indenture to “Sections 3.07 and 4.10 hereof” (only with respect to Section 4.10); and

(N) the reference in Section 10.05 of the Base Indenture to “Articles IV and V hereof” (only with respect to Article IV); and

(ii) the following references shall be interpreted as follows:

(A) the reference in Section 6.02 of the Base Indenture to “clause (8) or (9) of Section 6.01 hereof” shall be interpreted as referring to “clause (8) or (9) of Section 5.01 of the Second Supplemental Indenture” for so long as such provision supersedes Section 6.01 of Base Indenture, and to “clause (8) or (9) of Section 6.01 of the Base Indenture” thereafter;

(B) the reference in Section 6.08 of the Base Indenture to “Section 6.01(1) or (2) hereof” shall be interpreted as referring to “clause (1) or (2) of Section 5.01 of the Second Supplemental Indenture” for so long as such provision supersedes Section 6.01 of Base Indenture, and to “clause (1) or (2) of Section 6.01 of the Base Indenture” thereafter;

(C) the reference in Section 7.02(g) of the Base Indenture to “Section 6.01(1) or (2)” shall be interpreted as referring to “clause (1) or (2) of Section 5.01 of the Second Supplemental Indenture” for so long as such provision supersedes Section 6.01 of Base Indenture, and to “clause (1) or (2) of Section 6.01 of the Base Indenture” thereafter;

(D) the reference in Section 7.07(e) of the Base Indenture to “Section 6.01(8) or (9) hereof” shall be interpreted as referring to “clause (8) or (9) of Section 5.01 of the Second Supplemental Indenture” for so long as such provision supersedes Section 6.01 of Base Indenture, and to “clause (1) or (2) of Section 6.01 of the Base Indenture” thereafter;

(E) the references in Section 8.03 of the Base Indenture to “Section 6.01 hereof,” “Sections 6.01(3) through 6.01(9),” “Sections 6.01(8) and 6.01(9)” and “Section 6.01(11) hereof” shall be interpreted as referring to Section 5.01 of the Second Supplemental Indenture or the corresponding clause thereof for so long as such provision supersedes Section 6.01 of Base Indenture, and to thereafter to Section 6.01 of the Base Indenture or the applicable clause thereof; and

(F) the reference in Section 10.01 of the Base Indenture to “Article VI hereof” shall be interpreted as referring to Section 5.01 of the Second Supplemental Indenture in lieu of Section 6.01 (but not in lieu of any of the other provisions of Article VI of the Base Indenture) of the Base Indenture for so long as such provision supersedes Section 6.01 of Base Indenture, and to thereafter to Article VI of the Base Indenture;

(10) it is intended that references in this Second Supplemental Indenture to provisions of this Second Supplemental Indenture that supersede corresponding provisions in the Base Indenture shall be deemed to refer to the corresponding provision in the Base Indenture at such time as such supersession is no longer continuing; as such:

(i) the reference in Section 2.01 of this Second Supplemental Indenture to “Section 4.17” shall be interpreted as referring to Section 4.17 of this Second Supplemental Indenture for so long as such provision supersedes the Base Indenture, and to such provision of the Base Indenture thereafter;

(ii) the reference in Section 2.03 of this Second Supplemental Indenture to “Section 4.09” shall be interpreted as referring to Section 4.09 of this Second Supplemental Indenture for so long as such provision supersedes the Base Indenture, and to such provision of the Base Indenture thereafter;

(iii) the reference in Section 2.2 of Appendix A to this Second Supplemental Indenture to “Section 4.09 of the Indenture” shall be interpreted as referring to Section 4.09 of this Second Supplemental Indenture for so long as such provision supersedes the Base Indenture, and to such provision of the Base Indenture thereafter;

(iv) the reference in Section 8(b) of Exhibit A to this Second Supplemental Indenture to “Section 4.10 of the Indenture” shall be interpreted as referring to Section 4.10 of this Second Supplemental Indenture for so long as such provision supersedes the Base Indenture, and to such provision of the Base Indenture thereafter.

ARTICLE II.

THE NOTES

Section 2.01 Creation of the Notes; Designations.

In accordance with Section 2.01 of the Base Indenture, the Company hereby creates the Notes as a Series of Notes issued pursuant to the Indenture. The Notes shall be known and designated as the “6.625% Senior Notes due 2023” of the Company. The Notes shall be entitled to the benefits of the Note Guarantee of each Guarantor signatory hereto, or that may hereafter execute a Notation of Guarantee in accordance with Section 4.17 in respect of the Notes, each such Note Guarantee to be governed by Article X of the Base Indenture (including without limitation the provisions for release of such Note Guarantee in respect of the Notes pursuant to Section 10.04 of the Base Indenture).

Section 2.02 Forms Generally.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof.

Section 2.03 Title and Terms of Notes.

(a) The aggregate principal amount of Notes which shall be authenticated and delivered on the Issue Date under the Indenture shall be $1,750,000,000; provided, however, that subject to the Company’s compliance with Section 4.09, the Company from time to time, without giving notice to or seeking the consent of the Holders, may issue additional notes (the “Additional Notes”) in any amount having the same terms as the Notes in all respects, except for the issue date, the issue price, the initial Interest Payment Date and rights under a related registration rights agreement, if any. Any such Additional Notes shall be authenticated by the Trustee upon receipt of a Company Order to that effect, and when so authenticated, will constitute “Notes” for all purposes of the Indenture and will (together with all other Notes of such Series issued under the Indenture) constitute a single Series of Notes under the Indenture; provided that if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, as applicable, as determined by the Company, such Additional Notes will have a separate CUSIP number.

(b) The Notes issued on the Issue Date will be issued at an issue price of 100% of the principal amount thereof.

(c) The principal amount of the Notes is due and payable in full on April 1, 2023 unless earlier redeemed.

(d) The Notes shall bear interest at the rate of 6.625% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) from the Issue Date or from the most recent Interest Payment Date on which interest has been paid or duly provided for to maturity or early redemption; and interest will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2013, to the Persons in whose name such Notes were registered at the close of business on the preceding March 15 or September 15, respectively.

(e) Principal of and interest on the Notes shall be payable as set forth in Exhibit A.

(f) Other than as provided in Article III of this Second Supplemental Indenture, the Notes shall not be redeemable.

(g) Other than as set forth in Section 3.02 of this Second Supplemental Indenture, the Notes shall not be entitled to the benefit of any mandatory redemption or sinking fund.

(h) The Notes shall not be convertible into any other securities.

(i) The Notes will be unsubordinated debt securities and will be entitled to unsubordinated Note Guarantees of the Guarantors in accordance with the terms of the Indenture.

(j) The Company initially appoints the Trustee as Registrar and Paying Agent with respect to the Notes until such time as the Trustee has resigned or a successor has been appointed.

(k) The Notes will initially be evidenced by one or more Global Notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depositary Trust Company.

(l) The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

Section 2.04 Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

When Notes are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar will register the transfer or make the exchange as requested if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. A Holder may transfer or exchange Notes only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Prior to due presentment of any Note for registration of transfer, the Company, the Trustee, any agent of the Company or the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for all purposes, including for the purpose of receiving payment of principal of, and any premium and any interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

ARTICLE III.

REDEMPTION AND PREPAYMENT

Section 3.01 Optional Redemption.

The Notes may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Section 5 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made part of this Second Supplemental Indenture, together with accrued and unpaid interest to the redemption date.

Section 3.02 Special Mandatory Redemption.

If a Mandatory Redemption Event occurs, then on the Special Mandatory Redemption Date, the Company will redeem all and not less than all the Notes then outstanding, at a redemption price equal to (i) if the Special Mandatory Redemption Date occurs on or prior to September 30, 2013, 100% of the aggregate principal amount of the Notes and (ii) if the Special Mandatory Redemption Date occurs after September 30, 2013, 101% of the aggregate principal amount of the Notes, in each case, plus any accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

The Company will promptly, and in any event not more than three Business Days after the occurrence of a Mandatory Redemption Event, deliver notice of the occurrence of the Mandatory Redemption Event to the Trustee, who will then promptly deliver such notice to each Holder at its registered address. On or prior to the Special Mandatory Redemption Date, the Company will deposit with the Trustee an amount of cash sufficient to pay the Special Mandatory Redemption Price. Prior to any such deposit of cash with the Trustee to pay the Special Mandatory Redemption Price or the consummation of the Merger, the Company shall maintain the net proceeds from the issuance of the Notes on the Issue Date on hand at all times (in cash or Cash Equivalents) in a segregated account.

Section 3.03 Redemption Procedures.

The provisions of Article III of the Base Indenture shall apply in the case of a redemption pursuant to this Article III.

ARTICLE IV.

COVENANTS

With respect to the Notes, Article IV of the Base Indenture shall be superseded in its entirety by this Article IV, which shall be deemed to be provisions of the Base Indenture with respect to the Notes until such time as the Merger is consummated (for the avoidance of doubt, notwithstanding any suspension of any such provisions of this Article IV pursuant to Section 4.19 hereof), at which time the provisions of this Article IV will cease to apply and the provisions of Article IV in the Base Indenture shall apply instead.

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, and premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds on or before 12:00 noon, New York City time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.04 of the Base Indenture.

Section 4.03 Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Parent will file a copy of each of the reports referred to in clauses (1) and (2) below with the SEC for public availability within the time periods (including all applicable extension periods) specified in the SEC rules and regulations applicable to such reports (unless the SEC will not accept such a filing):

(1) all quarterly and annual financial reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Parent or the Company were required to file such reports;

provided that the availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy the Company’s delivery obligations to the Trustee and any Holder.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, if neither Parent nor the Company is required under the rules and regulations of the SEC to file such reports with the SEC for public availability, such reports need not be prepared in accordance with all of the rules and regulations applicable to such reports and shall only be required to include the information or disclosure that would be required by such form to the extent that, and in the same general style of presentation as, the same or substantially similar information or disclosure is also included in the offering memorandum dated March 8, 2013. Each annual report on Form 10-K will include a report on Parent’s consolidated financial statements by Parent’s certified independent accountants. The Company will at all times comply with TIA §314(a).

If the SEC will not accept Parent’s or the Company’s filings for any reason, Parent or the Company will post the reports referred to in the preceding paragraphs on its website, on intralinks.com or another website within the time periods that would apply if Parent were required to file those reports with the SEC (including all applicable extension periods).

(b) If (i) the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries or (ii) the combined operations of Parent and its Subsidiaries, excluding the operations of the Company and its Restricted Subsidiaries and excluding cash and Cash Equivalents, would, if held by a single Unrestricted Subsidiary of the Company, constitute a Significant Subsidiary of the Company, then the quarterly and annual financial information required by paragraph (a) of this Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of (A) in the case of (i) above, the financial condition and results of operations of Parent, HoldCo, the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company and (B) in the case of (ii) above, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of Parent and its other Subsidiaries; provided however, that the requirements of this paragraph shall not apply if Parent or the Company files with the SEC the reports referred to in clauses (1) and (2) of Section 4.03(a) hereof, and any such report contains the information required in this paragraph.

(c) For so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by paragraphs (a) and (b) of this Section 4.03, the Company and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Compliance Certificate.

The Company and each Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and each Guarantor has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Company and each Guarantor has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge).

So long as any of the Notes are outstanding, the Company will deliver to the Trustee, promptly upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 [Reserved].

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture or the Notes; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend, or make any other payment or distribution, on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in Section 4.09(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since November 3, 2006 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9) and (12) of paragraph (b) of this Section 4.07), is less than the sum, without duplication, of:

(A) 100% of the Company’s Consolidated Cash Flow for the period (taken as one accounting period) from January 1, 2007 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.5 times the Company’s Consolidated Interest Expense for the same period; plus

(B) 100% of the aggregate net cash proceeds received by the Company after November 3, 2006 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(C) to the extent that any Restricted Investment that was made after November 3, 2006 is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash and Cash Equivalents; plus

(D) to the extent that any Unrestricted Subsidiary of the Company designated as such after November 3, 2006 is redesignated as a Restricted Subsidiary after November 3, 2006, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, other than to the extent such Investment constituted a Permitted Investment; plus

(E) 100% of any cash dividends or cash distributions actually received directly or indirectly by the Company or a Restricted Subsidiary of the Company that is a Guarantor after November 3, 2006 from an Unrestricted Subsidiary of the Company, in each case, to the extent that such dividends, cash distributions or other property were not otherwise included in the Consolidated Net Income of the Company for such period and other than to the extent such Investment constituted a Permitted Investment; minus

(F) the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth in Section 4.09(b) hereof.

(b) So long as no Default has occurred and is continuing or would be caused thereby, the provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(B) of Section 4.07(a) hereof; provided further that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (10) of this Section 4.07(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth in Section 4.09(b) hereof may not also be used to make a Restricted Payment pursuant to this clause (2);

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, HoldCo, the Company, any Restricted Subsidiary of the Company or any direct or indirect parent of the Company held by any current or former officer, director, employee or consultant of Parent, HoldCo, the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed an amount equal to $20.0 million in any twelve-month period; provided further, that such amount in any twelve-month period may be increased by an amount equal to (a) the net cash proceeds contributed to the Company from the sale of Equity Interests of Parent to current or former members of management, directors, consultants or employees that occurs after the Issue Date plus (b) the net cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the Issue Date; provided further, that such amount in any twelve month period shall be reduced by the amount of Indebtedness incurred in such twelve-month period pursuant to clause (22) of Section 4.09(b) hereof;

(6) the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the vesting, exercise or exchange of stock options, warrants or other similar rights;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Debt to Cash Flow Ratio test described in Section 4.09(a) hereof;

(8) Permitted Payments to Parent;

(9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent to the extent necessary to comply with law or to prevent the loss or secure the renewal or reinstatement of any FCC License held by the Company or any of its Subsidiaries;

(10) Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (2) of this Section 4.07(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth in Section 4.09(b) hereof;

(11) on and after the “Closing Date” (as defined in the Business Combination Agreement), Restricted Payments in connection with the “Cash Payment”, as defined in the Business Combination Agreement, in an aggregate amount not to exceed $1.5 billion; and

(12) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $75.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The determination of the Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be delivered in writing to the Trustee in an Officers’ Certificate if the Fair Market Value of such assets or securities exceeds $50.0 million (excluding Restricted Payments permitted by clauses (2), (3), (6) and (9) of Section 4.07(b) hereof).

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements or instruments governing (a) Existing Indebtedness and (b) Equity Interests and Credit Facilities as in effect on the Issue Date, and in each case, any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors of the Company or a senior financial officer of the Company, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Issue Date;

(2) agreements or instruments governing Credit Facilities not in effect on the Issue Date so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of the Company to pay dividends or make any other distributions or payments directly or indirectly to the Company in an amount sufficient to permit the Company to pay the principal of, or interest and premium, if any, on the Notes, or (b) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in the Indenture;

(3) the $3.5B Notes, the Note Guarantees in respect thereof, and the Base Indenture, as supplemented by the First Supplemental Indenture thereto and the Second Supplemental Indenture thereto;

(4) applicable law, rule, regulation or order;

(5) agreements or instruments with respect to a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Company’s Board of Directors or a senior financial officer of the Company, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person;

(7) any instrument governing any secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (3) of Section 4.08(a) hereof;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (1) and/or (3) of Section 4.08(a) hereof on the Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13) restrictions in other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in compliance with Section 4.09 hereof; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company’s Board of Directors or a senior financial officer of the Company, whose determination shall be conclusive, not materially more restrictive than those contained in the existing agreements referenced in clauses (1) and (3) above;

(14) the issuance of Preferred Stock by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to Section 4.09 hereof and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock); and

(15) any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect the Company’s ability to pay all principal, interest and premium, if any, on the Notes, as determined in good faith by the Company’s Board of Directors or a senior financial officer of the Company, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the Holders than is customary in comparable financings.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Debt to Cash Flow Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 6.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will it prohibit the Company’s Restricted Subsidiaries from issuing the following types of Preferred Stock:

(1) the incurrence by the Company and any Subsidiary Guarantor of (A) additional Indebtedness under Credit Facilities, provided that giving effect to such incurrence, the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) of all Indebtedness under Credit Facilities then outstanding under this paragraph (1), together with any Indebtedness incurred pursuant to the following clause (B), does not exceed the greater of (x) $3.0 billion less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the Issue Date to repay any term Indebtedness or debt securities under Credit Facilities or to repay any revolving credit Indebtedness under Credit Facilities and effect a corresponding commitment reduction thereunder, in each case pursuant to Section 4.10 hereof and (y) 300% of the Consolidated Cash Flow of the Company and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available, calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” and (B) without duplication, all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the foregoing clause (A); provided, however, that the maximum amount permitted under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent that the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this Section 4.09;

(2) the incurrence by the Company and its Restricted Subsidiaries of any Existing Indebtedness;

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the $3.5B Notes to be issued on the Issue Date and any related Exchange Notes (as defined in the Base Indenture) to be issued in exchange therefor pursuant to the Registration Rights Agreement, and, in each case, the related Note Guarantees;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed 5.0% of the Company’s Total Assets, at the time of any such incurrence pursuant to this clause (4);

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (4), (5), (13), (14), (15) or (24) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent, HoldCo, the Company and any of its Restricted Subsidiaries and any Guarantors; provided, however, that:

(A) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, HoldCo, the Company or a Restricted Subsidiary of the Company, or a Guarantor and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, HoldCo, the Company or a Restricted Subsidiary of the Company, or a Guarantor,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent, HoldCo, the Company or a Restricted Subsidiary of the Company or a Guarantor; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, HoldCo, the Company or a Restricted Subsidiary of the Company, or a Guarantor,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(9) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days of notice to the Company or any of its Restricted Subsidiaries, (B) in respect of netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (C) in respect of the financing of insurance premiums in the ordinary course of business;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to the Company’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), at any time outstanding not to exceed the greater of (x) $100.0 million and (y) 1.0% of the Company’s Total Assets at the time of such incurrence;

(14) the incurrence by the Company or any of its Restricted Subsidiaries of Contribution Indebtedness;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt or Indebtedness) used to finance an acquisition of or a merger with another Person, provided that, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company or a Restricted Subsidiary), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in Section 4.09(a) hereof or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of the Company immediately prior to such transaction;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(17) the incurrence by the Company or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(18) the incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(19) the incurrence by the Company or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of (x) $100.0 million and (y) 1.0% of the Company’s Total Assets as of the time of incurrence;

(20) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(21) the incurrence by the Company or any Restricted Subsidiary of Indebtedness evidenced by promissory notes subordinated to the Notes and the Note Guarantees issued to current or former employees or directors of Parent, the Company or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (5) of Section 4.07(b) hereof less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(22) the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(23) to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by the Company or any Restricted Subsidiary of such Indebtedness; and

(24) the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (24), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (24), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (24), does not exceed the greater of (x) $75.0 million and (y) 0.75% of the Company’s Total Assets at the time of such incurrence.

The Company will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt, but excluding Indebtedness permitted by clause (6) above) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of such Indebtedness being secured on a first or junior Lien basis.

For purposes of (x) determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09 (or, for the avoidance of doubt, after the consummation of the Merger, in any manner that complies with Section 4.09 of the Base Indenture) and (y) determining the amount of Indebtedness that may be incurred pursuant to clause (1)(A)(y) of Section 4.09(b), the Company may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Issue Date be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses of Section 4.09(b), the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such time;

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received by the Company or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since September 21, 2010 is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet (or as would be shown on the Company’s consolidated balance sheet as of the date of such Asset Sale), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B) any securities, notes or other obligations received by the Company, or any such Restricted Subsidiary, from such transferee that are converted by the Company or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion.

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:

(1) to purchase Replacement Assets; or

(2) to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other Obligations under a Credit Facility or Indebtedness secured by property that is subject to such Asset Sale or any secured Indebtedness and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary enters into a binding written agreement committing the Company or such Restricted Subsidiary, subject to customary conditions, to an application of funds of the kind described in clause (1) above, the Company or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

Pending the final application of any Net Proceeds of an Asset Sale, the Company may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by the Indenture.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within 20 days thereof, the Company shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $20.0 million) to make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions requiring the Company to make an offer to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.07 of the Base Indenture to purchase the maximum principal amount of Notes and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds, plus accrued and unpaid interest to, but not including, the date of consummation of the purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company will select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.07 of the Base Indenture or this Section 4.10, or compliance with Section 3.07 of the Base Indenture or this Section 4.10 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.07 of the Base Indenture or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), in any one or series of related transactions involving aggregate payments or consideration in excess of $20.0 million, unless:

(1) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, employee benefit plan, agreement or plan relating to employee, officer or director compensation or severance, officer or director indemnification agreement or any similar arrangement entered into by the Company, any of its Restricted Subsidiaries or a direct or indirect parent of the Company existing on the Issue Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(2) transactions between or among Parent, HoldCo, the Company and/or its Restricted Subsidiaries and/or any Guarantor;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of any capital contribution from, any Affiliate of the Company;

(5) transactions in connection with any Permitted Joint Venture Investment;

(6) any Permitted Investments or Restricted Payments that do not violate Section 4.07 hereof;

(7) any contracts, agreements or understandings existing as of the Issue Date and disclosed in the notes to the consolidated financial statements of the Company for the year ended December 31, 2012, and any amendments to, replacements of, or orders pursuant to such contracts, agreements or understandings so long as any such amendments, replacements, or orders, taken as a whole, are not (in the good faith judgment of the Company’s Board of Directors or a senior financial officer of the Company, whose determination shall be conclusive) more disadvantageous to the Company or to the Holders in any material respect than the original contracts, agreements or understandings as in effect on the Issue Date;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, provided that in the good faith determination of the Company’s Board of Directors or a senior financial officer of the Company, which determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to the Company or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company;

(9) issuances, purchases or repurchases of Notes or other Indebtedness of the Company or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of Notes or such other Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of the Company;

(10) reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Company’s Board of Directors or a senior financial officer of the Company in good faith; and

(11) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by the Indenture, provided that in the good faith determination of the Company’s Board of Directors or a senior financial officer of the Company, which determination shall be conclusive, such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Company or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified.

Section 4.12 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, unless the Notes are equally and ratably secured (except that Liens securing Indebtedness that is contractually subordinated to the Notes shall be expressly subordinate to any Lien securing the Notes to at least the same extent that such Indebtedness is subordinate to the Notes).

Section 4.13 Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the rights (charter and statutory), licenses and franchises material to the conduct of its business; provided, however, that the Company shall not be required to preserve any such existence, right, license or franchise, if the preservation thereof is no longer desirable in the conduct of the business of the Company; provided, further, that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation or dissolution permitted under Section 5.01 of the Base Indenture.

Section 4.15 Offer to Repurchase Upon Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, the Company will make an offer (a “Change of Control Offer”) to each Holder of Notes of such Series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will send a notice to each Holder of Notes and the Trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15 or compliance with the provisions of this Section 4.15 would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance. In connection with the tender of any Notes with respect to a Change of Control Triggering Event, the tendering Holder shall provide good title to the Notes, free and clear of all Liens and encumbrances, and shall represent and warrant that such Holder is presenting good title, free and clear of all Liens and encumbrances, and such other representations and warranties as are customary.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Paying Agent the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly make payment to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee, upon receipt of a Company Order, will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of a minimum of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer with respect to the Notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer for the Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the optional redemption provisions applicable to the Notes, unless and until there is a default in payment of the applicable redemption price.

(d) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement has been executed for a transaction that would constitute a Change of Control at the time of making of the Change of Control Offer.

(e) In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of the Depositary to process such redemption on the date specified in such notice), given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Section 4.16 Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Section 4.17 Additional Note Guarantees.

If (a) the Company or any of the Company’s Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date or (b) any Subsidiary of Parent (other than the Company) guarantees any Credit Facility of the Company after the Issue Date, then the Company or Parent, as applicable, will cause that newly acquired or created Domestic Restricted Subsidiary or Subsidiary of Parent to become a Guarantor with respect to the Notes and execute a supplemental indenture in substantially the form of Exhibit C attached hereto and, if requested by the Trustee, deliver an Opinion of Counsel reasonably satisfactory to the Trustee within 10 Business Days after the date on which it was acquired or created or guarantees such Credit Facility or reasonably promptly thereafter.

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, (i) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company in its discretion and (ii) any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Restricted Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation. That designation will only be permitted if the Investment and/or incurrence of Indebtedness would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation, and as a result of such designation.

Section 4.19 Changes in Covenants When Notes Rated Investment Grade.

If on any date following the Issue Date:

(1) the Notes are rated Investment Grade by two out of the three Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing with respect to the Notes (other than with respect to Sections of this Second Supplemental Indenture listed in the following list), then, beginning on that day and subject to the provisions of the following paragraph, the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11, and 4.18 of this Second Supplemental Indenture and clause (3) (to the extent that a Default or Event of Default exists by reason of one or more of the Sections in this list) and clause (4) of Section 5.01 of the Base Indenture will be suspended.

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.18 or the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned by two of the three Rating Agencies should subsequently decline to below Investment Grade, the foregoing covenants will be reinstituted with respect to the Notes as of and from the date of such rating decline and any actions taken, or omitted to be taken, before such rating decline that would have been prohibited had the foregoing covenants been in effect shall not form the basis for a Default or an Event of Default. In the event of such a reinstatement, calculations under the reinstated Section 4.07 will be made as if Section 4.07 had been in effect since the Issue Date except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.07 was suspended.

ARTICLE V.

DEFAULTS AND REMEDIES

With respect to the Notes, Section 6.01 of the Base Indenture shall be superseded in its entirety by this Section 5.01 of this First Supplemental Indenture, which shall be deemed to be provisions of the Base Indenture with respect to the Notes until such time as the Merger is consummated, at which time the provisions of this Section 5.01 of this First Supplemental Indenture will cease to apply to the Notes and the provisions of Section 6.01 of the Base Indenture shall apply instead.

Section 5.01 Events of Default.

Each of the following is an “Event of Default” in respect of the Notes:

(1) default for 30 days in the payment when due of interest (including Additional Interest, if any) on the Notes;

(2) default in the payment when due (at maturity, upon redemption (including pursuant to Section 3.02 hereof) or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company for 120 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with Section 4.03 hereof;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions of Sections 4.10 or 4.15 (in each case other than a failure to purchase Notes that will constitute an Event of Default under clause (2) of this Section 5.01) or Section 5.01 of the Base Indenture;

(5) failure by the Company or any of its Restricted Subsidiaries for 90 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to the greater of (x) $50.0 million and (y) 0.5% of the Company’s Total Assets at such time, or more, in each case for so long as such failure or acceleration is continuing;

(7) failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of the greater of (x) $50.0 million and (y) 0.5% of the Company’s Total Assets at such time (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(8) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary, or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters a final order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; and the final order or decree remains unstayed and in effect for 60 consecutive days; or

(10) except as permitted by the Indenture, any Note Guarantee with respect to the Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee.

ARTICLE VI.

MISCELLANEOUS

Section 6.01 Effect of Second Supplemental Indenture.

(a) This Second Supplemental Indenture is a supplemental indenture within the meaning of Section 2.02 of the Base Indenture, and the Base Indenture shall (notwithstanding Section 12.12 thereof or Section 6.04 hereof) be read together with this Second Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Base Indenture and this Second Supplemental Indenture were contained in the same instrument, except where indicated herein that the provisions of this Second Supplemental Indenture will cease to apply in the event that the Merger has been consummated.

(b) In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this Second Supplemental Indenture.

Section 6.02 Governing Law.

THE INDENTURE AND THE NOTES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 6.03 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECOND SUPPLEMENTAL INDENTURE.

Section 6.04 No Adverse Interpretation of Other Agreements.

Subject to Section 6.01, this Second Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Subject to Section 6.01, any such indenture, loan or debt agreement may not be used to interpret this Second Supplemental Indenture.

Section 6.05 Successors.

All agreements of the Company in this Second Supplemental Indenture and the Notes will bind its successors, including T-Mobile upon the consummation of the Merger. All agreements of the Trustee in this Second Supplemental Indenture will bind its successors. All agreements of each Guarantor in this Second Supplemental Indenture will bind its successors, except as otherwise provided in Section 10.04 of the Base Indenture.

Section 6.06 Severability.

In case any provision in this Second Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 6.07 Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

Section 6.08 Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 6.09 Beneficiaries of this Second Supplemental Indenture.

Nothing in this Second Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 6.10 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Second Supplemental Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 6.11 The Trustee.

The Trustee shall not be responsible or liable for the validity or sufficiency of, or the recitals in, this Second Supplemental Indenture and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee and the Agents shall be applicable in respect of the Notes and of this Second Supplemental Indenture as fully and with like effect as set forth in full herein.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

METROPCS WIRELESS, INC.

By:	/s/ Roger D. Linquist
Name: Roger D. Linquist
Title: Chief Executive Officer

METROPCS AWS, LLC
METROPCS CALIFORNIA, LLC
METROPCS COMMUNICATIONS, INC.
METROPCS FLORIDA, LLC
METROPCS GEORGIA, LLC
METROPCS, INC.
METROPCS MASSACHUSETTS, LLC
METROPCS MICHIGAN, INC.
METROPCS NEVADA, LLC
METROPCS NEW YORK, LLC
METROPCS PENNSYLVANIA, LLC
METROPCS TEXAS, LLC
METROPCS 700 MHz, LLC
METROPCS NETWORKS, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC

By:	/s/ Roger D. Linquist
Name: Roger D. Linquist
Title: Chief Executive Officer

[Signature Page to Second Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By: Deutsche Bank National Trust Company

By:	/s/ Rodney Gaughan
Name: Rodney Gaughan
Title: Vice President

By:	/s/ Linda Reale
Name: Linda Reale
Title: Vice President

[Signature Page to Second Supplemental Indenture]

Appendix A

PROVISIONS RELATING TO INITIAL NOTES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such a Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Definitive Note” means a certificated Initial Note or Exchange Note bearing, if required, the appropriate restricted securities legend set forth in Section 2.3(e).

“Depositary” means The Depositary Trust Company, its nominees and their respective successors.

“Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Exchange Notes” means (1) the 6.625% Senior Notes due 2023 issued pursuant to the Indenture in connection with a Registered Exchange Offer pursuant to a Registration Rights Agreement and (2) Additional Notes of such Series, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.

“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Issue Date, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related purchase agreement.

“Initial Notes” means (1) $1,750,000,000 aggregate principal amount of 6.625% Senior Notes due 2023 issued on the Issue Date and (2) Additional Notes of such Series, if any, issued in a transaction exempt from the registration requirements of the Securities Act.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registered Exchange Offer” means the offer by the Company and the Guarantors, pursuant to a Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

Appendix A-1

“Registration Rights Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Registration Rights Agreement dated March 19, 2013, among the Company, the Guarantors and the Initial Purchasers of the Initial Notes issued on the Issue Date and (2) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company and the Initial Purchasers of such Additional Notes.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Securities” means the Initial Securities and the Exchange Securities, treated as a single class.

“Securities Act” means the Securities Act of 1933.

“Shelf Registration Statement” means the registration statement issued by the Company in connection with the offer and sale of Initial Notes pursuant to a Registration Rights Agreement.

“Transfer Restricted Notes” means Notes that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e) hereto.

1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Notes”	2.1(a)
“Regulation S”	2.1(a)
“Regulation S Global Note”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Global Note”	2.1(a)

2. The Notes.

2.1 (a) Form and Dating. The Initial Notes will be offered and sold by the Company to the Initial Purchasers. The Initial Notes will be resold initially only to (i) QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Initial Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Initial Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Initial Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more global notes in fully registered form (collectively, the “Regulation S Global Note”), in each case without interest coupons and with the global notes legend and the applicable restricted notes legend set forth in Exhibit A hereto, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture.

Beneficial interests in Regulation S Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Regulation S Global Note (if such transfer is during the Distribution Compliance Period) first delivers to the Trustee a written certificate to the effect

Appendix A-2

that the beneficial interest in the Regulation S Global Note is being transferred to a Person (a) who the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

The Rule 144A Global Note and the Regulation S Global Note are collectively referred to herein as “Global Notes”. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee, upon receipt of a written order of the Company in the form of an Officers’ Certificate, shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian of the Depositary or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Notes. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Issue Date, $1,750,000,000 aggregate principal amount of 6.625% Senior Notes due 2023, (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.03 of the Base Indenture and (3) Exchange Notes for issue only in a Registered Exchange Offer pursuant to a Registration Rights Agreement, for a like principal amount of Initial Notes, in each case upon a written order of the Company in the form of an Officers’ Certificate. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.03 of the Second Supplemental Indenture, shall certify that such issuance is in compliance with Section 4.09 of the Second Supplemental Indenture.

Appendix A-3

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Notes are required to bear a restricted notes legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to the Company, a certification to that effect; or

(C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act or (y) in reliance upon another exemption from the requirements of the Securities Act: (1) a certification to that effect (in the form set forth on the reverse of the Note) and (2) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note or a Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, together with:

(i) certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A or (B) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Security in reliance on Regulation S to a buyer who elects to hold its interest in such Security in the form of a beneficial interest in the Regulation S Global Note; and

Appendix A-4

(ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)) or Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(C)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Regulation S Global Note, as applicable, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes or Regulation S Global Notes, as applicable, are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate of the Company, a new Rule 144A Global Note or Regulation S Global Note, as applicable, in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

Appendix A-5

(d) Restrictions on Transfer of Regulation S Global Notes. (i) Prior to the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (A) to the Company, (B) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (C) in an offshore transaction in accordance with Regulation S, (D) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable), or (E) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Note to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

(e) Legends.

(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR IN THE CASE OF RULE 144A NOTES, AND 40 DAYS IN THE CASE OF REGULATION S NOTES, AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO

Appendix A-6

REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Each certificate evidencing a Note offered in reliance on Regulation S shall, in addition to the foregoing, bear a legend in substantially the following form:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Each Definitive Note shall also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii) After a transfer of any Initial Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes, all requirements pertaining to legends on such Initial Note will cease to apply, the requirements requiring any such Initial Note issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Note or an Initial Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes upon exchange of such transferring Holder’s certificated Initial Note or directions to transfer such Holder’s interest in the Global Note, as applicable.

(iv) Upon the occurrence of the Registered Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.2, the Trustee shall authenticate, one or more Global Notes not bearing the restricted notes legend in an aggregate principal amount equal to the principal amount of the beneficial interests in the Global Notes that are Initial Notes tendered for acceptance in accordance with the Registered Exchange Offer and accepted for exchange in the Registered Exchange Offer. Concurrently with the issuance of such Global Notes, the Registrar shall cause the aggregate principal amount of the applicable Initial Notes to be reduced accordingly, and the Registrar shall deliver to the Persons designated by the Holders of the Initial Notes so accepted Global Notes not bearing the restricted securities legend in the appropriate principal amount. Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in certificated or global form, in each case without the restricted notes legend set forth in Exhibit A hereto will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.

Appendix A-7

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Notes Custodian for the Depositary pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note and the Depositary fails to appoint a successor depositary or if at any time such Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Company within 120 days of such notice, or (ii) if requested by such a beneficial owner after the occurrence and during the continuance of an Event of Default or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under the Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee located at its Corporate Trust Office, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a

Appendix A-8

Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of a minimum of $2,000 principal amount and any integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted notes legend and definitive notes legend set forth in Exhibit A hereto.

(c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that such Definitive Notes are not issued, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 of the Base Indenture, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.

Appendix A-9

EXHIBIT A

[Form of Face of Initial Note]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SECOND SUPPLEMENTAL INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR IN THE CASE OF RULE 144A NOTES, AND 40 DAYS IN THE CASE OF REGULATION S NOTES, AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Exhibit A-1

[Additional Restricted Notes Legend for Notes Offered in Reliance on Regulation S]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-2

CUSIP

ISIN

6.625% Senior Notes due 2023

No.	$

METROPCS WIRELESS, INC.

promises to pay to [                        ] or registered assigns,

the principal sum of                          DOLLARS on April 1, 2023.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

Exhibit A-3

Dated: , 20

METROPCS WIRELESS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By: Deutsche Bank National Trust Company

By:
Authorized Signatory

By:
Authorized Signatory

Exhibit A-4

[Form of Reverse Side of Initial Note]

6.625% Senior Notes due 2023 (the “Notes”)

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. MetroPCS Wireless, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.625% per annum from March 19, 2013 until maturity. The Company will pay interest semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 1, 2013. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest shall accrue for the intervening period.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 15 or September 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Base Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the books and records of the Registrar; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such money of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes pursuant to an Indenture dated as of March 19, 2013 (the “Base Indenture”) among the Company, HoldCo, Parent, the Guarantors and the Trustee, as amended and supplemented with respect to the Notes by the Second Supplemental Indenture dated as of March 19, 2013 (the “Second Supplemental Indenture”; the Base Indenture as amended and supplemented with respect to the Notes by the Second Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

Exhibit A-5

(5) OPTIONAL REDEMPTION.

(a) On or after April 1, 2018, the Company may redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:

Year	Percentage
2018	103.313%
2019	102.208%
2020	101.104%
2021 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to April 1, 2018, the Company may also redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice (in the case of redemptions upon less than 30 days’ notice, subject to the ability of DTC to process such redemption on the date specified in such notice), at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such date of redemption.

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to April 1, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 106.625% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of the Company or contributions to the Company’s common equity capital made with the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by the Company or the date of contribution to the Company’s common equity capital made with net cash proceeds of one or more sales of Equity Interests of Parent.

“Applicable Premium” means, as calculated by the Company and provided to the Trustee, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

Exhibit A-6

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at April 1, 2018 (such redemption price being set forth in the table appearing above under Section 5(a) hereof), plus (ii) all required interest payments due on the Note through April 1, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note, if greater.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2018; provided, however, that if the period from the redemption date to April 1, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the trustee an officer’s certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes, except as described in Paragraph 7.

(7) SPECIAL MANDATORY REDEMPTION.

(a) If a Mandatory Redemption Event occurs, then on the Special Mandatory Redemption Date, the Company will redeem all and not less than all the Notes then outstanding, at a redemption price equal to (i) if the Special Mandatory Redemption Date occurs on or prior to September 30, 2013, 100% of the aggregate principal amount of the Notes and (ii) if the Special Mandatory Redemption Date occurs after September 30, 2013, 101% of the aggregate principal amount of the Notes, in each case, plus any accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

(b) The Company will promptly, and in any event not more than three Business Days after the occurrence of a Mandatory Redemption Event, deliver notice of the occurrence of the Mandatory Redemption Event to the Trustee, who will then promptly deliver such notice to each Holder of Notes at its registered address. On or prior to the Special Mandatory Redemption Date, the Company will deposit with the Trustee an amount of cash sufficient to pay the Special Mandatory Redemption Price. Prior to any such deposit of cash with the Trustee to pay the Special Mandatory Redemption Price or the consummation of the Merger, the Company shall maintain the net proceeds from the issuance of the Notes on the Issue Date on hand at all times (in cash or Cash Equivalents) in a segregated account.

Exhibit A-7

(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) If there is a Change of Control Triggering Event, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will send a notice to each Holder and the Trustee describing the transaction or transactions and identify the ratings decline that together constitute the Change of Control Triggering Event, offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”) and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within twenty days of each date on which the aggregate amount of Excess Proceeds exceeds $20.0 million (or, if the Merger has been consummated, $100.0 million), the Company shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $20.0 million (or, if the Merger has been consummated, $100.0 million)) to make an offer (an “Asset Sale Offer”) pursuant to Section 4.10 of the Indenture to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes (including any Additional Notes) and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds thereof plus accrued and unpaid interest thereon to, but not including, the date of consummation of the purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Restricted Subsidiary) may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(9) NOTICE OF REDEMPTION. Notice of redemption will be sent at least 30 days (or such shorter period as may be permitted by the eligibility rules of the Depositary) but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed, except that redemption notices may be sent or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

(10) DENOMINATIONS , TRANSFER , EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed

Exhibit A-8

in part. Also, the Company need not exchange or register the transfer of any Notes (i) for a period beginning at the opening of business 15 days immediately preceding the sending of notice of redemption of Notes selected for redemption and ending at the close of business on the day such notice is sent or (ii) during the period between a record date and the corresponding Interest Payment Date.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend and supplement the Indenture as provided in the Base Indenture.

Without the consent of the holders of at least 75% in aggregate principal amount of the Notes of this Series then outstanding, no amendment or waiver may make any change to, or extend the time for performance under clauses (7)(a) and (7)(b) above.

(13) DEFAULTS AND REMEDIES. If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes, in each case, by notice to the Company, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Exhibit A-9

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

MetroPCS Communications, Inc.

2250 Lakeside Blvd.

Richardson, Texas 75082

Attention: Vice President and Treasurer

Exhibit A-10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-11

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, check the appropriate box below:

Section 4.10                     Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-12

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER RESTRICTED NOTES

This certificate relates to $                    principal amount of Notes held in definitive form by the undersigned.

The undersigned has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144 under the Securities Act, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

☐	(1)	to the Company; or

☐	(2)	to the Registrar for registration in the name of the Holder, without transfer; or

☐	(3)	pursuant to an effective registration statement under the Securities Act of 1933; or

☐	(4)	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

☐	(5)	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

☐	(6)	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Exhibit A-13

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature
Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

Exhibit A-14

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Notes Custodian

*	This schedule should be included only if the Note is issued in global form.

Exhibit A-15

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Second Supplemental Indenture) has, jointly and severally, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of March 19, 2013 (the “Base Indenture”) among MetroPCS Wireless, Inc. (the “Company”), the guarantors party thereto (the “Guarantors”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) as amended and supplemented with respect to the 6.625% Senior Notes due 2023 (the “Notes”) of the Company by the Second Supplemental Indenture, dated as of March 19, 2013 (the “Second Supplemental Indenture”; the Base Indenture as so amended and supplemented with respect to the Notes by the Second Supplemental Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee, (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article X of the Base Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

Exhibit B-1

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of , 20[        ], among [            ] (the “Guaranteeing Subsidiary”) (or its permitted successor), the Company, the other Guarantors (as defined in the Indenture referred to herein) and [            ], as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Base Indenture”), dated as of March 19, 2013, as amended and supplemented with respect to the Company’s 6.625% Senior Notes due 2023 (the “Notes”) pursuant to the Second Supplemental Indenture, dated as of March 19, 2013 (the Base Indenture as so amended and supplemented with respect to the Notes, the “Indenture”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture with respect to the Notes on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee, intending to be legally bound, mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional guarantee of the Notes on the terms and subject to the conditions set forth herein and in the Indenture including but not limited to Article X of the Base Indenture.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, member, manager, partner, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Exhibit C-1

6. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

METROPCS WIRELESS, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By: Deutsche Bank National Trust Company

By:
Authorized Signatory

By:
Authorized Signatory

Exhibit C-3